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                                CREDIT AGREEMENT

                                      AMONG

                             NETWORK COMMERCE INC.,

                                 AS THE BORROWER

                                 IMPERIAL BANK,

                                    AS AGENT,

                          AND THE LENDERS PARTY HERETO
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                                CREDIT AGREEMENT

     This Credit Agreement dated as of May 19, 2000 is entered into among Network Commerce Inc., a Washington corporation (the "BORROWER"), the financial institutions named on the signature pages hereof (each, a "LENDER" and collectively the "LENDERS"), and Imperial Bank, as Agent for the Lenders (the "AGENT"). The parties hereto agree as follows:

                                    RECITALS

     WHEREAS, the Borrower desires that the Lenders extend certain credit facilities to the Borrower to finance the purchase of equipment, software, and tenant improvements;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders, and the Agent agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

           "ACCOUNTS:" All presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

           "ACQUISITION:"  As defined in Section 6.2(f).

           "AFFILIATE:" As applied to any Person, any Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with the correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

           "AGENT:" As defined in the introductory paragraph of this Agreement.

           "AGREEMENT:" This Credit Agreement, as amended, supplemented or modified from time to time.

           "BORROWER:" As defined in the introductory paragraph of this Agreement.

           "BORROWING:"  As defined in Section 2.1(a).

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           "BUSINESS DAY:" A day other than a Saturday, Sunday or day on which commercial banks in San Francisco, California or Kirkland, Washington are authorized or required by law to close.

           "CAPITAL LEASE:" As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

           "CHANGE OF CONTROL:" The occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" or "group" (within the meanings of Sections 13(d)(3) and 14(d)(2), respectively, of the Exchange Act) other than the holders of the Borrower's capital stock as of the date of this Agreement,
(ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower and (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than the holders of the Borrower's capital stock as of the date of this Agreement becomes the "beneficial owner" (as such term is defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) directly or indirectly, of more than 50% of the Voting Stock of the Borrower or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

           "CODE:"  The California Uniform Commercial Code.

           "COMMITMENT:" The obligation of each Lender to make Loans to the Borrower pursuant to Article II in the amount or amounts referred to therein. The term "COMMITMENTS" means all such obligations of the Lenders.

           "COMPLIANCE CERTIFICATE:" A certificate, substantially in the form of EXHIBIT C hereto, delivered by the Borrower pursuant to Section 6.1(a).

           "CONSOLIDATED CURRENT LIABILITIES:" At any date of determination, the sum, determined on a consolidated basis, of all liabilities of Borrower and its consolidated Subsidiaries which may properly be classified as current liabilities in accordance with GAAP, excluding deferred maintenance contract revenue, and excluding Subordinated Debt.

           "CONSOLIDATED LIABILITIES:" At any date of determination, the total liabilities of the Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding Subordinated Debt.

           "CONSOLIDATED QUICK ASSETS:" At any date of determination, the sum of (i) unrestricted cash and unrestricted cash equivalents of the Borrower and its consolidated Subsidiaries, plus (ii) Eligible Accounts, plus (iii) fifty percent (50%) of the fair market value of

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the common stock of 24/7 Media, Inc. and FreeShop.com, Inc. or shares of other publicly traded companies owned by the Borrower and pledged to the Agent as collateral security for the obligations hereunder, determined on a consolidated basis in accordance with GAAP.

           "CONSOLIDATED TANGIBLE NET WORTH:" At any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its consolidated Subsidiaries, minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP; provided, that Consolidated Tangible Net Worth includes all unrealized losses from, and excludes all unrealized gains from, securities classified as investments available for sale, stated at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

           "CONTINGENT OBLIGATION:" As applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Debt, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) with respect to any Interest Rate Agreement or Currency Agreement. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payment if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of that Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

           "CURRENCY AGREEMENT:" As applied to any Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values.

           "DEBT:" As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in accordance with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof, or
(b) evidenced by a note or similar written instrument and (v) all

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indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that person. Obligations not yet due and payable under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Debt.

           "DOLLARS" AND "$:" Dollars in lawful currency of the United States of America.

           "DOMESTIC SUBSIDIARY": Any Subsidiary that is not a Foreign
Subsidiary.

           "ELIGIBLE ACCOUNTS:" All Accounts that arise in the ordinary course of business of the Borrower and its Domestic Subsidiaries that comply with the representations and warranties contained in the Security Agreement, excluding the following:

           (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

           (b) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

           (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

           (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

           (e) Accounts with respect to which the account debtor is an Affiliate of Borrower;

           (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except as approved in writing by the Agent;

           (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

           (h) Accounts with respect to which Borrower or any of its Subsidiaries is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

           (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by the Agent;

           (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which the Agent believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or

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claim), or is subject to any bankruptcy, receivership or a similar insolvency proceeding, or becomes insolvent, or goes out of business;

           (k) Accounts arising from the provision of goods or services to consumers for personal, family or household purposes; and

           (l) Accounts the collection of which the Agent reasonably determines to be doubtful.

           "ELIGIBLE ACCOUNTS CERTIFICATE:" A certificate, substantially in the form of EXHIBIT D hereto, delivered by the Borrower pursuant to Section 6.1(a).

           "EMPLOYEE BENEFIT PLAN:" Any Pension Plan, any employee welfare benefit plan, or any other employee benefit plan which is described in
Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

           "EQUITY ISSUANCE:" As applied to any Person, the sale or issuance by such Person of (i) any capital stock of such Person, (ii) any options, warrants or other similar rights exercisable in respect of such capital stock, or (iii) any other security or instrument representing an equity interest (or the right to obtain an equity interest) in such Person.

           "ERISA:" The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

           "ERISA AFFILIATE:" Any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) and (c) of the Internal Revenue Code.

           "EVENT OF DEFAULT:"  As defined in Section 7.1.

           "EXCHANGE ACT:" The Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "FEDERAL FUNDS RATE:" On any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

           "FIRST TERM DATE:" The three-month anniversary of the Closing Date.

           "FOREIGN SUBSIDIARY": Any Subsidiary whose principal place of business is located outside of the United States or whose assets and business are located primarily outside of the United States.

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           "GAAP:" Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

           "GUARANTOR:" Cortix Inc., Freemerchant.com Inc., Shamu
Acquisition, Inc., ShopNow eBusiness Solutions, Inc., SpeedyClick, Corp., WebCentric, Inc., and each other Person which joins the Guaranty as a Guarantor.

           "GUARANTY:" That certain Subsidiary Guaranty dated as of the date hereof, executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.

           "INTELLECTUAL PROPERTY SECURITY AGREEMENT:" That certain Intellectual Property Security Agreement dated as of the date hereof by and between Borrower and Agent.

           "INTEREST PAYMENT DATE:" As to any Prime Rate Loan until payment in full, the last day of each month, commencing on the first of such days to occur after such Prime Rate Loan is made.

           "INTEREST RATE AGREEMENT:" As applied to any Person, an interest rate swap, cap or collar agreement or similar arrangement designed to protect that Person against fluctuations in interest rates.

           "INTERNAL REVENUE CODE:" The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

           "INVESTMENT:" As applied to any Person, (i) any direct or indirect purchase or other acquisition of, or of a beneficial interest in, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, another Person, or (ii) any direct or indirect loan, extension of credit, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution to any other Person, including all indebtedness and accounts receivable from the other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

           "LENDER:" As defined in the introductory paragraph of this Agreement.

           "LIEN:" Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

           "LOAN PARTIES:"  The Borrower and each Guarantor.

           "LOANS:" The Term Loans made to the Borrower pursuant to
Section 2.1.

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           "LOAN DOCUMENTS:" This Agreement, the Notes, the Security
Agreement, Financing Statements (Forms UCC-1), the Intellectual Property Security Agreement, the Warrant, the Guaranty, the Subsidiary Security Agreement, each Subsidiary Intellectual Property Security Agreement and all other documents required by the Agent or any Lender in connection with this Agreement and/or the credit extended hereunder.

           "MAJORITY LENDERS:" As of any date of determination, Lenders owed not less than 50.1% of the then aggregate unpaid principal amount of the Notes, or, if no principal amount of the Notes is outstanding, then Lenders having not less than 50.1% of the Commitments.

           "MATERIAL ADVERSE EFFECT:" A material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower, or (ii) the ability of Borrower to perform, or of any Lender to enforce, the obligations of Borrower under this Agreement or any of the other Loan Documents.

           "MATURITY DATE:"  November 18, 2003.

           "MULTIEMPLOYER PLAN:" A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

           "NET PROCEEDS:" With respect to any Equity Issuance, the gross cash proceeds received by the issuer from the issuance less all legal and accounting expenses, commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed in connection therewith.

           "NOTE" AND "NOTES:"  The Term Notes.

           "PENSION PLAN:" Any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

           "PERMITTED LIENS:"  The following types of Liens:

           (a) Liens in favor of the Lenders;

           (b) Liens for taxes, assessments or governmental charges or claims (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) to the extent not yet delinquent or being contested in good faith and for which appropriate reserves have been made in accordance with GAAP;

           (c) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business securing obligations that are not yet delinquent or are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP;

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           (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

           (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the use or value of such property;

           (f) any attachment or judgment Lien not constituting an Event of Default under Section 7.1(h); and

           (g) Liens which constitute rights of set-off of a customary nature or bankers' Lien with respect to amounts on deposit, arising by operation of law.

           "PERSON:" Means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

           "POTENTIAL EVENT OF DEFAULT:" A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

           "PRIME RATE:" The higher of (i) the rate of interest announced from time to time by Imperial Bank as its Prime Commercial Lending Rate and
(ii) the sum of 1/2 of 1% plus the Federal Funds Rate on the day prior to the date on which the Prime Rate is to be determined. The Prime Rate is a reference rate; the Agent and the Lenders may make loans at, above or below the Prime Rate.

           "PRIME RATE LOANS:" Loans hereunder at such time as they accrue interest at a rate based upon the Prime Rate.

           "REGULATIONS T, U AND X:" Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

           "S.E.C.:" The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

           "SECOND TERM DATE:"  The six-month anniversary of the Closing Date.

           "SECURITY AGREEMENT:" The Security Agreement dated as of even date herewith, between the Borrower and the Agent.

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           "SOLVENT:" As to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature; (c) such Person is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction for which such Person's property would constitute unreasonably small capital.

           "SUBORDINATED DEBT:" Any Debt of the Borrower which is expressly subordinated to the obligations hereunder on terms acceptable to the Agent and each Lender, pursuant to the terms of a written agreement approved by the Agent in writing.

           "SUBSIDIARY:" A corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower or one or more of the other Subsidiaries of the Borrower or both.

           "SUBSIDIARY INTELLECTUAL PROPERTY SECURITY AGREEMENTS:" Those certain Subsidiary Intellectual Property Security Agreements dated as of the date hereof, executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.

           "SUBSIDIARY SECURITY AGREEMENT:" That certain Subsidiary Security Agreement dated as of the date hereof, executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.

           "TERM COMMITMENT:" As to Imperial Bank, the amount of Fifteen Million Dollars ($15,000,000). The term "Term Commitments" shall mean the aggregate Term Commitments of all of the Lenders, as such amount may be reduced pursuant to the terms of this Agreement.

           "TERM COMMITMENT TERMINATION DATE:" The date immediately preceding the first anniversary of the date of this Agreement.

           "TERM LOAN:"  As defined in Section 2.1(a).

           "TERM NOTES:"  As defined in Section 2.1(c).

           "TERMINATION EVENT:" (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation), or (ii) the withdrawal

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of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (v) the imposition of a lien against the assets of the Borrower or any of its ERISA Affiliates pursuant to Section 412(n) of the Internal Revenue Code.

           "THIRD TERM DATE:" The nine-month anniversary of the Closing Date.

           "VOTING STOCK:" With respect to any specified Person, capital stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

           "WARRANT:" A warrant to purchase stock in favor of Imperial Bank in substantially the form attached hereto as EXHIBIT E.

     1.2   OTHER DEFINITIONAL PROVISIONS.

           (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

           (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in
Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in Sections 6.2(a) through (d) would then be calculated in a different manner or with different components, (i) the Borrower and the Lenders agree to negotiate to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) the Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections, pending reaching agreement on such amendment, following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

           (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

           (d) So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

           (e) The terms defined in Section 1.1 include the plural as well as the singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. The terms "includes" and "including" shall not be construed to imply any limitation.

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                                   ARTICLE II

                                    THE LOANS

     2.1   THE TERM LOANS.

           (a) THE TERM COMMITMENTS. Each Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make Loans (each, a "TERM LOAN") to the Borrower from time to time during the period from the date hereof to and including the Term Commitment Termination Date in an aggregate amount not to exceed such Lender's Term Commitment. The Term Loans shall be used only to purchase or refinance equipment, software and tenant improvements purchased on or after ninety (90) days prior to the date of the corresponding Loan; PROVIDED, HOWEVER, that the initial Term Loan may be used to finance equipment, software or tenant improvements purchased on or after one hundred eighty (180) days prior to the date of this Agreement. Each borrowing under this Section (a "BORROWING") shall be a Prime Rate Loan, and shall not exceed one hundred percent (100%) of the invoice amount of equipment, software, or tenant improvements approved by the Agent from time to time, excluding taxes, shipping, warranty charges, freight discounts and installation expense. The foregoing notwithstanding, not more than Two Million Dollars ($2,000,000) in aggregate principal amount of the Term Loans may be used to finance software, and not more than One Million Dollars ($1,000,000) in aggregate principal amount of the Term Loans may be used to finance tenant improvements. Each Term Loan shall be made on the same day by the Lenders ratably according to their respective Term Commitments. Term Loans, once repaid, may not be reborrowed.

           (b) MAKING THE TERM LOANS.

               (i) The Borrower may borrow under the Term Commitments on any Business Day, PROVIDED that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., San Francisco time) one (1) Business Day prior to the requested Borrowing date, specifying (A) the amount of the proposed Borrowing, and (B) the requested date of the Borrowing. Promptly following receipt of such notice, the Agent shall notify each Lender of the date of the Loan, and the amount of that Lender's pro rata share of the Loan. Not later than 1:00 P.M., San Francisco time, on the date specified for any Loan, each Lender shall deposit immediately available funds in the amount of its pro rata share of the Loan to the account of the Agent set forth on the signature pages hereof. Upon satisfaction of the applicable conditions set forth in Article IV, the Agent will make available the proceeds of all such Loans to the Borrower by crediting the account of the Borrower on the books of the Agent, or as otherwise directed by the Borrower.

               (ii) The notice of Borrowing may be given orally (including telephonically) or in writing (including telex or facsimile transmission); PROVIDED that any oral notice shall be confirmed in writing on the same Business Day and all written notices and confirmation shall be in the form of the Notice of Term Loan attached hereto as EXHIBIT B, and shall include a copy of the invoice for any equipment, software or tenant improvements to be financed. Any conflict regarding a notice or between an oral notice and a written notice applicable to the same Borrowing shall be conclusively determined by the Agent's books and records. The Agent's failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Agent shall not incur any liability to the Borrower in acting upon, and shall be entitled to rely upon, any notice of Borrowing which the Agent believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

               (iii) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (i) of this
Section 2.1(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's pro rata share of such Borrowing for purposes of this Agreement. The failure of any Lender to make available its pro rata share of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder, to make available its pro rata share of such Borrowing on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make available its pro rata share of any Borrowing on the date of any Borrowing.

           (c) TERM NOTES. The Term Loans made by the Lenders pursuant hereto shall be evidenced by promissory notes of the Borrower, substantially in the form of EXHIBIT A (the "TERM NOTES"), payable to the order of each Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loans made by that Lender, with interest thereon as prescribed in Section 2.3. Each Lender is hereby authorized to record in its books and records and on any Schedule annexed to its Term Note, the date and amount of the Term Loans made by that Lender and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Lender to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Term Note, the transferring Lender shall record such information on any Schedule annexed to and forming a part of such Term Note.

           (d) FACILITY FEE. On the day this Agreement is executed, the Borrower shall pay to the Agent, for the ratable account of the Lenders, a non-refundable fee for the Commitments in the amount of $150,000. The Agent acknowledges receipt of a deposit of $50,000 which shall be applied to such fee on the day this Agreement is executed.

     2.2   REPAYMENT.

           (a) MANDATORY REPAYMENTS.

               (i) TERM LOANS. The aggregate principal amount of the Term Loans that are outstanding on the First Term Date shall be payable in thirty
(30) equal monthly installments payable on the last day of each month, commencing on the first of such days to occur after the First Term Date, and continuing on the same day of each month thereafter until paid. The aggregate amount of the Term Loans made after the First Term Date that are outstanding on the Second Term Date shall be payable in thirty (30) equal monthly installments payable on the last day of each month, commencing on the first of such days to occur after the Second Term Date, and continuing on the same day of each month thereafter until paid. The aggregate amount of the Term Loans made after the Second Term Date that are outstanding on the Third Term Date shall be payable in thirty (30) equal monthly installments payable on the last day of each month, commencing on the first of such days to occur after the Third Term Date, and continuing on the same day of each month thereafter until paid. The aggregate amount of the Term Loans made after the Third Term Date that are outstanding on the Term Commitment Termination Date shall be payable in thirty (30) equal monthly installments payable on the last day of each month, commencing on the first of such days to occur after the Term Commitment Termination Date, and continuing on the same day of each month thereafter through the Maturity Date, on which date the remaining outstanding principal amount of the Term Loans, together with accrued interest thereon and any other amounts owing under this Agreement shall be due and payable.

           (b) OPTIONAL PREPAYMENT. The Borrower may at its option prepay the Loans, in whole or in part, at any time and from time to time, without premium or penalty.

           (c) PARTIAL PREPAYMENTS. Payments which are partial prepayments of the Term Loans shall be applied to the principal installments of the Term Loans of latest maturity.

     2.3   INTEREST RATE AND PAYMENT DATES.

           (a) PAYMENT OF INTEREST. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and on the date of any prepayment.

           (b) PRIME RATE LOANS. Except as otherwise provided in Section 3.2, the Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate plus one and one-half percent (1.50%).

     2.4 SECURITY FOR LOANS. As security for the payment and performance of its obligations hereunder, the Borrower hereby grants to the Agent as collateral agent for the Lenders a security interest in all of the Borrower's right, title and interest in and to the collateral described in the Security Agreement and Intellectual Property Security Agreement executed by the Borrower in favor of the Agent as collateral agent for the Lenders.

                                   ARTICLE III

                     GENERAL PROVISIONS CONCERNING THE LOANS

     3.1 USE OF PROCEEDS. The proceeds of the Term Loans shall be used by the Loan Parties only for the purposes set forth in Section 2.1(a).

     3.2 POST MATURITY INTEREST. Notwithstanding anything to the contrary contained in Section 2.3, if all or a portion of the principal amount of any of the Loans made hereunder or any interest accrued thereon, or any fees or other amounts owing hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to five percent (5%) above the highest rate which would otherwise be applicable pursuant to Section 2.3, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand. Payment or acceptance of increased rates of interest provided for in this Section 3.2 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

     3.3   COMPUTATION OF INTEREST AND FEES.

           (a) CALCULATIONS. Interest in respect of all Loans and fees hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

           (b) DETERMINATION BY AGENT. Each determination of an interest rate or fee by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

     3.4 PAYMENTS. The Borrower shall make each payment of principal, interest and fees hereunder and under the Notes, without setoff or counterclaim, not later than 10:00 A.M., San Francisco time, on the day when due in lawful money of the United States of America to the Agent at the office of the Agent designated from time to time in immediately available funds. The Borrower hereby authorizes the Agent to charge its accounts with the Agent in order to cause payment to be made to the Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). The Agent shall promptly pay to each Lender its pro rata share of each payment received by the Agent.

     3.5 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     3.6 REDUCED RETURN. If any Lender shall have determined that any applicable law, regulation, rule or regulatory requirement ("REQUIREMENT") regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its Commitment and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration that Lender's policies with respect to capital adequacy) by an amount deemed by that Lender to be material (which amount shall be determined by that Lender's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by such Lender, the Borrower shall pay to that Lender such additional amount or amounts as will compensate that Lender for such reduction.

     3.7 INDEMNITIES. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Agent and each Lender, and the shareholders, officers, directors, employees and agents of the Agent and each Lender (each, an "INDEMNIFIED PERSON"), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and costs (including the reasonable estimate of the allocated cost of in-house legal counsel and staff) and including costs of investigation, document production, attendance at a deposition or other discovery, related to or in connection with the transactions contemplated by this Agreement or any contemplated use of the proceeds of the Loans, whether or not any Indemnified Person is a party thereto (collectively, the "INDEMNIFIED LIABILITIES"), except to the extent that such Indemnified Liabilities result from the gross negligence or willful misconduct of the Agent or any Lender. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower of such claim or of the commencement of such action, suit or proceeding, and the Borrower shall have the option to, and at the request of the Indemnified Person shall, direct and control the defense of such action, suit or proceeding, employing counsel selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at the Borrower's expense and to control and direct its own defense of such action, suit or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to the Borrower that the Borrower cannot assert, or (ii) a conflict or potential conflict exists between the Borrower and such Indemnified Person that would make such separate representation advisable. The Borrower agrees that it will not, without the prior written consent of the Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding with respect to which the indemnification provided for in this Section is available (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Agent and each other Indemnified Person from all liability arising or that may arise out of such claim, action, suit or proceeding. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this
Section 3.7 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all

Indemnified Liabilities incurred by any Indemnified Person. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

     3.8 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     3.9 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, then such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.9 or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     3.10 REQUIREMENTS OF LAW. In the event that any law, regulation or directive or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

           (a) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made hereunder, or change the basis of taxation of payments to any Lender of principal, fee, commission, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender);

           (b) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender;

           (c) does or shall impose on any Lender any other condition; and the result of any of the foregoing is to increase the cost to any Lender of maintaining its Commitments, or to reduce any amount receivable thereunder (which increase or reduction shall be determined by such Lender's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to such Lender within three (3) Business Days of its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as determined by such Lender with respect to this Agreement. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall notify the Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by the affected Lender to the Borrower shall be conclusive in the absence of manifest error.

                                   ARTICLE IV

                              CONDITIONS OF LENDING

     4.1 CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of each Lender to make its initial Loan is subject to the conditions precedent that:

           (a) The Agent shall have received on or before the day of the initial Borrowing the following, each dated such day (except for the document referred to in clause (ii)), in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

               (i) The Notes issued by the Borrower to the order of each Lender;

               (ii) Copies of the Articles or Certificate of Incorporation, or other organizational document of the Borrower and each Guarantor, certified as of a recent date by the Secretary of State of its state of formation or incorporation;

               (iii) Copies of the Bylaws, if any, of the Borrower and each Guarantor, certified by the Secretary or an Assistant Secretary of such party;

               (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower and each Guarantor, approving the Loan Documents and the Borrowings hereunder;

               (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

               (vi) A good standing certificate for Borrower and each Guarantor, issued as of a recent date by the Secretary of State of (A) the state in which Borrower and each Guarantor is incorporated and (B) each state in which it owns material assets and conducts material operations;

               (vii) Executed copies of all Loan Documents;

               (viii) A Notice of Term Loan, executed by the chief financial officer of Borrower;

               (ix) The Guaranty, the Subsidiary Security Agreement, and the Subsidiary Intellectual Property Security Agreements, each duly executed by each Guarantor together with evidence satisfactory to the Agent that all other actions necessary or advisable to perfect and protect the security interest created by the Subsidiary Security Agreement and Subsidiary Intellectual Property Security Agreements have been taken, including delivery to the Agent of financing statements duly executed by each Guarantor in form sufficient for filing in all offices in which the Agent may consider filing to be appropriate in order to perfect the Lenders' security interests;

               (x) Certificates representing the Pledged Shares referred to in the Security Agreement, accompanied by undated stock powers executed in blank;

               (xi) Certificates as to coverage under the insurance policies required by the Security Agreement, endorsed or otherwise amended to include lender's loss payable endorsement and to name the Agent as additional insured and loss payee; and

               (xii) Such other matters as the Agent acting on behalf of the Lenders may reasonably request.

           (b) The Borrower shall have paid to the Agent, for distribution (as appropriate) to the Agent and the Lenders, the fees payable as required in Section 2.1.

           (c) The Borrower shall have executed and delivered to Imperial Bank the Warrant;

           (d) The Agent shall have completed an audit of the collateral pledged to secure the obligations hereunder, the results of which shall be acceptable to Lenders;

           (e) The Borrower shall have executed and delivered all financing statements, notices, and other documents necessary or appropriate to perfect the security interest of Agent on behalf of itself and the Lenders in the assets of Borrower, and such financing statements, notices and other documents shall have been filed or recorded with or delivered to the appropriate Person;

           (f) The Borrower shall have delivered to Lenders one or more legal opinions from its counsel, which opinions shall be acceptable to Lenders; and

           (g) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Agent and its counsel, and each Lender, and the Agent and the Agent's counsel shall have received any and all further information and documents which the Agent or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

     4.2 CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing:

           (a) the following statements shall be true and the Agent shall have received the notice required by Section 2.1(b), which notice shall be deemed to be a certification by the Borrower that:

               (i)   the representations and warranties contained in Section
5.1 are correct on and as of the date of such Borrowing as though made on and as of such date,

               (ii) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default,

               (iii) all Loan Documents are in full force and effect, and

               (iv) after giving effect to such requested Loan, the aggregate outstanding principal amount of the Loans shall not exceed the Commitments then in effect, and

           (b) each Lender shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows:

           (a) ORGANIZATION. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation. The Borrower and each of its Subsidiaries is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted.

           (b) AUTHORIZATION, EXECUTION AND DELIVERY. The execution, delivery and performance by the Borrower of the Loan Documents, and the making of Borrowings hereunder, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter, by-laws or other organizational document or (ii) any law or regulation (including Regulations T, U and X) or any contractual restriction binding on or affecting the Borrower. Each of the Loan Documents have been duly executed and delivered by Borrower.

           (c) GOVERNMENTAL CONSENTS. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to the Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

           (d) EXECUTIVE OFFICES; FEIN. As of the date of this Agreement, the current location of Borrower's chief executive office and principal place of business, together with each location at which any equipment or inventory is located, are set forth on
SCHEDULE 5.1(d), and none of such locations have changed within the twelve
(12) months preceding the execution date of this Agreement. In addition,
SCHEDULE 5.1(d) lists the federal employer identification number of Borrower.

           (e) VALIDITY. The Loan Documents are the binding obligations of the Borrower or other executing Person, if any, enforceable in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

           (f) FINANCIAL CONDITION. The balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1999 and March 31, 2000 and the related statements of income and retained earnings of the Borrower and its consolidated Subsidiaries for the fiscal year and fiscal quarter then ended, copies of which have been furnished to each Lender, fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its consolidated Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, and since March 31, 2000 there has been no material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

           (g) LITIGATION. Except as set forth on SCHEDULE 5.1(g), there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the consolidated financial condition or operations of the Borrower or which may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

           (h) EMPLOYEE BENEFIT PLANS. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans maintained by the Borrower and its ERISA Affiliates, except for such noncompliance as would not have a Material Adverse Effect. No Termination Event that would have a Material Adverse Effect has occurred or is reasonably expected by the Borrower to occur with respect to any Pension Plan. The excess of the actuarial present value of all benefit liabilities under all Pension Plans maintained by Borrower and its ERISA Affiliates over the fair market value of all of the assets of such Pension Plans is not greater than five percent (5%) of Consolidated Tangible Net Worth. For purposes of the preceding sentence, the terms "actuarial present value" and "benefit liabilities" shall be determined using the actuarial methods and assumptions adopted by the Pension Plans in satisfying the funding obligations of Section 412 of the Internal Revenue Code.

           (i) DISCLOSURE. No representation or warranty of the Borrower contained in this Agreement or any other document, certificate or written statement furnished to the Agent or any Lender by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower (other than matters of a general economic nature) which materially adversely affects the business, operations, properties, assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent or any Lender for use in connection with the transactions contemplated hereby.

           (j) MARGIN STOCK. The aggregate value of all margin stock (as defined in Regulation U) directly or indirectly owned by the Borrower and its Subsidiaries is less than 25% of the aggregate value of the Borrower's assets. No proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

           (k) ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.1(k), neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other Person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such violations; and the unresolved violations set forth in said Schedule will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other Person has ever made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Borrower or any Subsidiary set forth in said Schedule will not result in uninsured liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such unsatisfied claims or demands. Except as set forth in said Schedule, neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding charges set forth in said Schedule will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such outstanding charges.

           (l) PROJECTIONS. As of the date hereof, to the best knowledge of the Borrower, the assumptions set forth and/or utilized in the projections attached hereto as SCHEDULE 5.1(l) are reasonable and consistent with each other and with all facts known to the Borrower and the projections are based on such assumptions. Nothing in this SECTION 5.1(L) shall be construed as a representation or covenant that the projections in fact will be achieved.

           (m) EMPLOYEE MATTERS. There is no strike or work stoppage in existence or threatened involving the Borrower or its Subsidiaries that may materially adversely affect the consolidated financial condition or operations of the Borrower or that may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

           (n) VENTURES, SUBSIDIARIES AND AFFILIATES; Outstanding Stock and Indebtedness. Except as set forth in SCHEDULE 5.1(n), as of the date hereof, Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding capital stock of each Subsidiary is owned by each of the stockholders and in the amounts set forth on SCHEDULE 5.1(n). Except as set forth in the public filings of the Borrower with the S.E.C., there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its capital stock or other equity securities or any capital stock or other equity securities of its Subsidiaries. Each Subsidiary set forth in SCHEDULE 5.1(n) is designated on such Schedule as either a Domestic Subsidiary or a Foreign Subsidiary, and
SCHEDULE 5.1(n) sets forth the total value of assets transferred to each Subsidiary by the Borrower through the date of this Agreement.

           (o) GOVERNMENT REGULATION. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, and "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds of Collateral and repayment of the Loans will not violate any provision of any such statute or any rule, regulation or order issued by the S.E.C.

           (p) TAXES. Except where failure to do so is not reasonably likely to result in any potential liability of the Borrower equal to or greater than $100,000, all tax returns, reports and statements, including information returns, required by any governmental authority to be filed by Borrower have been filed with the appropriate governmental authority and all claims asserted by any such authority have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding any such claims being contested in good faith and for appropriate reserves have been established on Borrower's financial statements. Proper and accurate amounts have been withheld by Borrower from its employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental authorities. SCHEDULE 5.1(p) sets forth as of the execution date of this Agreement those taxable years for which Borrower's tax returns are currently being audited by the IRS or any other applicable governmental authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.

           (q) BROKERS. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the Loans, and Borrower has no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

           (r) INTELLECTUAL PROPERTY. As of the execution date of this Agreement, Borrower owns or has rights to use all intellectual property (including all patents, trademarks, copyrights, licenses to use any of the foregoing, trade secrets, and know-how) necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each patent, trademark, copyright and exclusive license held by Borrower is listed, together with application or registration numbers, as applicable, on SCHEDULE 5.1(r) hereto, and on EXHIBIT A, B, and C to the Intellectual Property Security Agreement. To the best of Borrower's knowledge, Borrower conducts its business and affairs without infringement of or interference with any intellectual property of any other Person.

           (s) INSURANCE. SCHEDULE 5.1(s) lists all insurance policies of any nature maintained, as of the execution date of this Agreement, for current occurrences by Borrower, as well as a summary of the terms of each such policy.

           (t) CUSTOMER AND TRADE RELATIONS. As of the execution date of this Agreement, there exists no actual or, to the knowledge of Borrower, threatened termination or cancellation of, or any material adverse modification or change in: (i) the business relationship of Borrower with any material customer or group of customers; or (ii) the business relationship of Borrower with any supplier material to its operations.

           (u) SENIOR DEBT STATUS. All Debt and other obligations of Borrower under this Agreement, the Notes, and each of the other Loan Documents to which it is a party do rank and will rank senior in priority of payment to all other Debt of Borrower.

           (v) SOLVENCY. Both before and after giving effect to (i) the Loans to be made on the date of this Agreement or such other date as Loans requested hereunder are made, (ii) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, and (iii) the payment and accrual of all transactions costs in connection with the foregoing, Borrower and each Subsidiary are Solvent.

                                   ARTICLE VI

                                    COVENANTS

     6.1 AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

           (a) FINANCIAL INFORMATION. Furnish to each Lender and the Agent:

               (i) as soon as available, but in any event within five (5) days of the required date of filing of Form 10-K with the Securities and Exchange Commission, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income, shareholders' equity and cash flow for such year, setting forth in each case in comparative form the figures as at the end of the previous year as to the balance sheet and the figures for the previous corresponding period as to the other statements, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Agent, all such financial statements to be complete and correct in all material respects and in accordance with GAAP applied consistently throughout the fiscal year (except as approved by such accountants and disclosed therein), and all reports on Forms 10-K filed with the Securities and Exchange Commission;

               (ii) as soon as available, but in any event within five (5) days of the required date of filing of Form 10-Q with the Securities and Exchange Commission, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each quarter and the related consolidated statements of income, shareholders' equity and cash flow for such quarter and year to date, setting forth in each case in comparative form the figures as at the end of the previous quarter as to the balance sheet and the figures for the previous corresponding period as to the other statements, all such financial statements to be complete and correct in all material respects and in accordance with GAAP applied consistently throughout the fiscal year (except as approved by independent certified public accountants acceptable to the Agent), and all reports on Forms 10-Q filed with the Securities and Exchange Commission;

               (iii) as soon as available, but in any event within thirty
(30) days after the end of each calendar month, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end and audit adjustments, all such financial statements to be complete and correct in all material respects and in accordance with GAAP subject to normal year end and audit adjustments and the absence of footnotes, applied consistently throughout the period reflected therein (except as approved by such accountants and disclosed therein);

               (iv) together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to subdivisions (i), (ii) and
(iii) above, (A) an officers' certificate stating that the signers have reviewed the terms of the Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the officers' certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate in the form of EXHIBIT C hereto demonstrating in reasonable detail compliance during and at the end of such accounting periods with the restrictions contained in Sections 6.2(a) and (b) as of the end of the fiscal period covered thereby;

               (v) within thirty (30) days after the last day of each month, an Eligible Accounts Certificate in the form of EXHIBIT D hereto, together with aged listings of accounts receivable and accounts payable;

               (vi) within ninety (90) days after the end of each fiscal year of the Borrower, the operating budgets of the Borrower and its Subsidiaries, each on a consolidated basis;

               (vii) substantially concurrent with the sending or filing thereof, copies of all reports which the Borrower sends to a majority of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the S.E.C. or any national securities exchange;

           (b) NOTICES AND INFORMATION. DELIVER TO THE AGENT AND EACH LENDER:

               (i) promptly upon any officer of the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in
Section 7.1(f), (C) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries equal to or greater than $250,000 or any adverse determination in any litigation involving a potential liability of the Borrower or any of its Subsidiaries equal to or greater than $250,000, or (D) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

               (ii) promptly, but in any event within ten (10) Business Days after receipt thereof, copies of all management letters, exception reports or similar letters or reports received by Borrower from its independent certified public accountants;

               (iii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any (A) Termination Event, or (B) nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 and 408 of ERISA, in connection with any Employee Benefit Plan maintained by Borrower or any of its ERISA Affiliates or any trust created thereunder that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

               (iv) with reasonable promptness copies of (A) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, if such termination or appointment would reasonably be expected to have a Material Adverse Effect, (B) upon a request from the Agent or a Lender, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan maintained by the Borrower or any of its ERISA Affiliates, and (C) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, if the imposition of such withdrawal liability would have a Material Adverse Effect;

               (v) promptly, but in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or by product thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability
Fund as maintained pursuant to Section 9507 of the Internal Revenue Code if such act or omission may result in liability in an amount exceeding $250,000 for all such acts or omissions or if any such Lien, together with all other such Liens, is filed upon or against property the fair market value of which exceeds $250,000 in the aggregate; and

               (vi) promptly, but in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Agent or any Lender.

           (c) CORPORATE EXISTENCE, ETC. At all times preserve and keep in full force and effect its and its Subsidiaries' corporate existence and rights and franchises material to its business and those of each of its Subsidiaries; PROVIDED, HOWEVER, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interest of the Borrower and is not materially disadvantageous to the holder of any Note.

           (d) BOOKS AND RECORDS. Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements previously delivered to Lenders.

           (e) PAYMENT OF TAXES AND CLAIMS. Pay, and cause each of its Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made therefor.

           (f) MAINTENANCE OF PROPERTIES; INSURANCE. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. The Borrower will comply with any other insurance requirement set forth in any other Loan Document.

           (g) INSPECTION. Permit any authorized representatives designated by the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, and in such a manner as will not cause unreasonable interference with the business of the Borrower or any of its Subsidiaries.

           (h) COMPLIANCE WITH LAWS, ETC. Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including all environmental laws, rules, regulations and orders, noncompliance with which would materially adversely affect the business, properties, assets, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

           (i) REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS.

               (i) Borrower and each Guarantor shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (i) those intellectual property rights listed on EXHIBITS A, B and C to the Intellectual Property Security Agreement and each Subsidiary Intellectual Property Security Agreement delivered in connection with this Agreement, within forty-five (45) days of the date of this Agreement, (ii) all material registerable intellectual property rights (including registerable software) Borrower or any Guarantor has developed as of the date of this Agreement but heretofore failed to register, within forty-five (45) days of the date of this Agreement, and (iii) those additional material intellectual property rights developed or acquired by Borrower or any Guarantor from time to time in connection with any product, prior to the sale or licensing of such product to any third party, including without limitation revisions or additions to the intellectual property rights listed on such EXHIBITS A, B and C; provided, that Borrower and each Guarantor shall in any event register, within the time and in the manner specified herein, such intellectual property rights (including registerable software) as are developed or obtained in connection with any product accounting for more than five percent (5%) of such Borrower's or Guarantor's gross revenues in any calendar month. Borrower shall promptly notify the Agent of each such application or registration, and promptly deliver to Agent copies thereof, together with updated EXHIBITS A, B and C to the Intellectual Property Security Agreement or Subsidiary Intellectual Property Security Agreement, as applicable, setting forth the titles, registration numbers, and registration dates of the intellectual property rights required to be registered pursuant to this Section.

               (ii) Borrower and each Guarantor shall execute and deliver such additional instruments and documents from time to time as the Agent shall reasonably request to perfect the Agent's and the Lenders' security interest in the Intellectual Property Collateral (as defined in the Intellectual Property Security Agreement and any Subsidiary Intellectual Property Security Agreement).

               (iii) Borrower and each Guarantor shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, and Copyrights (as such terms are defined in the Intellectual Property Security Agreement and any Subsidiary Intellectual Property Security Agreement), (ii) use its best efforts to detect infringements of the Trademarks, Patents, and Copyrights and promptly advise the Agent in writing of material infringements detected and (iii) not allow any Trademarks, Patents, or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of the Lenders, which shall not be unreasonably withheld.

               (iv) the Agent shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower or any Guarantor is required under this Section to take but which Borrower or such Guarantor fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify the Agent for all reasonable costs and expenses incurred in the exercise of its rights under this Section.

           (j) PRINCIPAL DEPOSITORY. Borrower shall maintain its primary operating and payroll banking accounts with the Agent.

           (k) INTELLECTUAL PROPERTY. Borrower will conduct its business and affairs without infringement of or interference with any intellectual property of any other Person.

           (l) ENVIRONMENTAL MATTERS. Borrower shall: (i) conduct its operations and keep and maintain its real property in compliance with all environmental laws and environmental permits; (ii) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with environmental laws and environmental permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any hazardous material on, at, in, under, above, to, from or about any of its real property; (iii) notify Agent promptly after Borrower becomes aware of any violation of environmental laws or environmental permits or any release on, at, in, under, above, to, from or about any real property which is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (iv) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by Borrower in connection with any such violation or release or any other matter relating to any environmental laws or environmental permits that could reasonably be expected to result in liabilities in excess of $250,000.

           (m) LANDLORDS' AGREEMENTS, MORTGAGE AGREEMENTS AND BAILEE LETTERS. Borrower shall use commercially reasonable efforts (not including the payment of any fee or compensation to any party to such agreement or letter) to obtain a landlord's agreement, mortgage agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where collateral is located, within thirty (30) days of the date of this Agreement, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or collateral at that location, and shall otherwise be satisfactory in form and substance to Agent. Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any collateral is or may be located.

           (n) NEW SUBSIDIARIES. Promptly upon any Person becoming a Subsidiary of Borrower, Borrower shall deliver to the Agent a written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower and (ii) all of the data required to be set forth in SCHEDULE 5.1(n) with respect to all Subsidiaries of the Borrower (it being understood that such written notice shall be deemed to supplement
SCHEDULE 5.1(n) for all purposes of this Agreement).

           (o) FURTHER ASSURANCES. Borrower shall, at its expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

     6.2 NEGATIVE COVENANTS. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

           (a) ADJUSTED QUICK RATIO. Permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities at any time to be less than 1.75 to 1.0.

           (b) CONSOLIDATED TANGIBLE NET WORTH. Permit Consolidated Tangible Net Worth at any time to be less than $50,000,000.

           (c) LIENS, ETC. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than:

               (i)   Liens existing on the date hereof and set forth in
SCHEDULE 6.2(c);

               (ii)  Permitted Liens;

               (iii) purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, excluding Capital Leases;

               (iv) other Liens securing Debt permitted by Section 6.2(d)(vii) provided the amount of Debt secured by such Liens shall not exceed $100,000 in the aggregate at any one time outstanding; and

               (v) all renewals, refundings, refinancings and extensions of any such Liens described in clauses (i) and (iii) above; PROVIDED that the principal amount secured is not increased and that such Lien is not extended to other property.

           (d) DEBT. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt, other than:

               (i)   Debt existing on the date hereof and set forth on
SCHEDULE 6.2(d);

               (ii)  Debt owed to the Lenders hereunder;

               (iii) Debt relating to Liens permitted under Section 6.2(c)(iii); PROVIDED that the aggregate principal amount of such Debt of the Borrower and its consolidated Subsidiaries incurred pursuant to this clause
(iii) shall not exceed $3,000,000 at any one time outstanding;

               (iv)  Contingent Obligations permitted under Section 6.2(h);

               (v) Debt owing to trade creditors incurred in the ordinary course of business;

               (vi)  Subordinated Debt;

               (vii) (vii) Debt not otherwise permitted by clauses (i) through (vi) above, not in excess of $100,000 in the aggregate at any one time outstanding; and

               (viii) all renewals, refundings, refinancings or extensions of any such Debt described in clauses (i) and (iii) above, provided that the terms thereof are substantially similar to those set forth in the documents evidencing such Debt as in effect on the date hereof in the case of Debt described in clause (i), and provided further that no additional assets are pledged to secure any renewals, refundings, refinancings or extensions of Debt described in clause (iii).

           (e) DIVIDENDS, ETC. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower, except that the Borrower may (i) declare and deliver dividends and distributions payable in capital stock of the Borrower, and (ii) purchase or otherwise acquire shares of its own outstanding capital stock from former employees of Borrower in accordance with the terms of repurchase or similar agreements between Borrower and such employees, in an aggregate amount not exceeding $250,000 during the term of this Agreement.

           (f) CONSOLIDATION, MERGER. Consolidate or merge with any other Person, liquidate, wind-up or dissolve itself or acquire by purchase or otherwise all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, or permit any of its Subsidiaries to do any of the foregoing, except that:

               (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower; PROVIDED that, in the case of such a merger or consolidation, the Borrower shall be the continuing or surviving corporation; and

               (ii) Borrower or any wholly-owned Subsidiary of the Borrower may merge with, or acquire the business, property, fixed assets or stock of Persons in a related, similar, or incidental business (each, an "ACQUISITION"), PROVIDED that (i) prior to and immediately following the consummation of any such merger or Acquisition there shall exist no condition or event that constitutes an Event of Default or a Potential Event of Default, (ii) such Acquisition would not result in a Change of Control, (iii) with respect to any Acquisition by the Borrower, the Borrower shall be the continuing or surviving corporation, and (iv) Borrower complies with the provisions of Section 6.2(t).

           (g) INVESTMENTS. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any Investment, except that the Borrower and its Subsidiaries may:

               (i) continue to own Investments in the principal amounts existing on the date hereof and set forth on SCHEDULE 6.2(g);

               (ii) own, purchase or acquire certificates of deposit issued by any Lender, commercial paper rated Moody's P-I, municipal bonds rated Moody's AA or better, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America;

               (iii) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Borrower or a Subsidiary;

               (iv) continue to own the existing capital stock of the Borrower's Subsidiaries;

               (v) make loans to, Investments in, or guaranties of the obligations of any Person in an aggregate amount not exceeding $2,500,000 at any time;

               (vi) make non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's board of directors;

               (vii) make any Acquisition permitted by Section 6.2(f); and

               (viii) make any Investment permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (and such amendment thereto) has been approved by the Agent, which approval shall not be unreasonably withheld.

           (h) CONTINGENT OBLIGATIONS. Create or become or remain liable, or permit any of its Subsidiaries to create or become or remain liable, with respect to any Contingent Obligation, except that the Borrower and its Subsidiaries may:

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

               (i) remain liable with respect to Contingent Obligations existing on the date hereof and set forth on Schedule 6.2(h);

               (ii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

               (iii) become or remain liable with respect to Contingent Obligations permitted under Section 6.2(g)(v).

           (i) ASSET SALES. Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, (i) all or any part of its or its Subsidiary's business, property (including intellectual property) or fixed assets outside of the ordinary course of business, whether now owned or hereafter acquired, or (ii) any capital stock or debt of any of its wholly-owned Subsidiaries, except:

               (i) the Borrower and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of business, property or fixed assets the fair market value of which does not exceed $100,000 in the aggregate in any fiscal year;

               (ii) the Borrower and its Subsidiaries may convey, sell, lease, transfer of otherwise dispose of obsolete or worn out assets; and

               (iii) any Subsidiary of the Borrower may sell, lease or transfer assets to the Borrower or to any wholly-owned Subsidiary of the Borrower.

           (j) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Enter into, or permit any of its Subsidiaries to enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity securities of the Borrower, or with any Affiliate of the Borrower or any such holder, on terms that (when taken in the light of any related or series of transactions of which such transaction is a part (if any)) are less favorable to the Borrower or any such Subsidiary than those which might be obtained at the time from Persons who are not such a holder or Affiliate.

           (k) AGREEMENTS RESTRICTING PAYMENT OF DIVIDENDS. Permit any of its Subsidiaries to enter into any agreement restricting the ability of such Subsidiary to declare, order, pay or make or set apart any sum for any dividends or other distributions on account of any shares of any class of its stock.

           (l) RESTRICTIVE AGREEMENTS. Agree with any Person, or permit any of its Subsidiaries to agree with any Person, that the Borrower or such Subsidiary will not create, incur or suffer to exist any Liens on its properties.

           (m) PAYMENTS ON SUBORDINATED DEBT. Declare, order or pay, or permit any of its Subsidiaries to declare, order or pay, any amount of principal of, premium, if any, or interest on, or redeem, purchase, retire or decease or make any sinking fund or similar payment, or permit any of its Subsidiaries to do any of the foregoing, with respect to any Debt of the

Borrower which is subordinated in right of payment to the obligations hereunder, except in compliance with the terms of any Subordinated Debt.

           (n) FISCAL YEAR. Change its fiscal year-end from December 31.

           (o) CAPITAL STRUCTURE AND BUSINESS. (i) Make any changes in any of its business objectives, purposes or operations which could in any way materially adversely affect the repayment of the Loans or any of the other obligations, (ii) make any change in its capital structure including the issuance of any shares of capital stock, warrants or other securities convertible into capital stock or any revision of the terms of its outstanding capital stock, which could in any way materially adversely affect the repayment of the Loans or any of the other obligations, (iii) amend its charter or bylaws in a manner which would materially adversely affect Agent or Lenders or Borrower's duty or ability to repay its obligations to Lenders, or (iv) engage in any business other than the businesses currently engaged in by it, and any similar or related or incidental businesses.

           (p) ERISA. Cause or permit to occur an event which would reasonably be expected to result in the imposition of a lien against the assets of the Borrower or any of its ERISA Affiliates under Section 412 of the Internal Revenue Code or Section 302 or 4068 of ERISA that would have a Material Adverse Effect.

           (q) SALE-LEASEBACKS. Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

           (r) CANCELLATION OF INDEBTEDNESS. Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices, other than with respect to any claim or debt not exceeding $25,000 individually or $250,000 in the aggregate.

           (s) CHANGE OF CORPORATE NAME OR LOCATION. (i) Change its corporate name, or (ii) change its chief executive office, principal place of business, corporate offices or warehouses, or the location of its records concerning the collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any security interests in favor of Agent, on behalf of Lenders, in any collateral, has been completed or taken, and PROVIDED that any such new location shall be in the United States. Borrower shall not change the locations at which Collateral is held or stored without Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any security interests in favor of Agent, on behalf of Lenders, in any collateral, has been completed or taken, and PROVIDED that any such new location shall be in the continental United States. Without limiting the foregoing, Borrower shall not change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any security interests in favor of Agent, on behalf of Lenders, in any collateral, has been completed or taken.

           (t) NEW SUBSIDIARIES. Create or acquire any new Subsidiaries unless (i) in the case of a Domestic Subsidiary, Borrower delivers to Agent prompt notice thereof, and the Subsidiary delivers to Agent a guaranty of all of the indebtedness and obligations hereunder, a security agreement with respect to all of its assets, an intellectual property security agreement, and such financing statements, resolutions, legal opinions or other such documents as Agent or any Lender shall reasonably request in connection therewith, each in form and substance satisfactory to Agent and the Lenders; and (ii) in the case of a Foreign Subsidiary, Borrower delivers to Agent prompt notice thereof, and Borrower grants to Agent a security interest in the capital stock (not exceeding 65% of any class of equity securities of any such Subsidiary) of such Subsidiary, and such financing statements, resolutions, legal opinions or other such documents as Agent or any Lender shall reasonably request in connection therewith, each in form and substance reasonably satisfactory to Agent and the Lenders.

           (u) RESTRICTIONS ON TRANSFERS TO FOREIGN SUBSIDIARIES. Transfer any assets or consideration to Foreign Subsidiaries, other than transfer pricing transactions in accordance with the report of Arthur Andersen which shall be delivered to the Agent no later than May 31, 2000.

           (v) RESTRICTIONS ON TRANSFERS TO CARDSECURE, INC., GO SOFTWARE INC., TECHWAVE ACQUISITION INC., AND TECHWAVE ACQUISITION TWO, INC. Allow any of CardSecure, Inc., Go Software Inc., Techwave Acquisition Inc., or Techwave Acquisition Two, Inc. to (i) own any assets, (ii) incur any Debt, (iii) make any Investments, (iv) incur any Liens, or (v) engage in any business activity, unless such entity complies with the requirements for a new Subsidiary set forth in Section 6.2(t).

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     7.1 EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

           (a) The Borrower shall fail to pay (i) any installment of principal when due hereunder, or (ii) any installment of interest hereunder or other amount payable hereunder within three (3) Business Days of the date when due; or

           (b) Any representation or warranty made by any Loan Party herein or in any other Loan Document or by any Loan Party (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made; or

           (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 3.1, 6.1(a), (b), (c), (i) or (j), 6.2(a), (b), (d), (e), (f), (g), (h), (i), (m), (n), (o), (p), (q), (r), or
(s) on its part to be performed or observed; or

           (d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 7.1(a), (b), and (c) above on its part to be performed or observed and any such failure shall remain unremedied or uncured for thirty (30) days after the Borrower knows of such failure; or

           (e) Any Loan Party shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived (A) within any applicable grace period or (B) if not specified in the applicable Loan Document, within thirty (30) days after such Loan Party knows of such default; or

           (f) The Borrower or any of its Subsidiaries shall (A) fail to pay any principal of, or premium or interest on, any Debt, the aggregate outstanding principal amount of which is at least $500,000 (excluding Debt evidenced by the Notes), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

           (g) (i)   The Borrower or any of its Subsidiaries shall commence
any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

           (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) equal to or greater than $500,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty
(30) days from the entry thereof; or

           (i) (i)   The Borrower or any of its ERISA Affiliates shall fail
to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Code, the Borrower or any of its ERISA Affiliates is required to pay as contributions thereto, and which failure would have a Material Adverse Effect;

               (ii) Any accumulated funding deficiency shall occur or exist, whether or not waived, with respect to any Pension Plan, which would have a Material Adverse Effect;

               (iii) The excess of the actuarial present value of all benefit liabilities under all Pension Plans maintained by the Borrower and its ERISA Affiliates over the fair market value of all of the assets of such Pension Plans shall be greater than five percent (5%) of Consolidated Tangible Net Worth;

               (iv) The Borrower or any of its ERISA Affiliates shall enter into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA;

               (v) (A) Any Pension Plan maintained by the Borrower or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or (B) a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan, or (C) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or (D) the Borrower or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if the event listed in subclauses (A)-(D) above would have a Material Adverse Effect;

               (vi) As used in this Section 7.1(i) the term "accumulated funding deficiency" has the meaning specified in Section 412 of the Internal Revenue Code, and the terms "actuarial present value" and "benefit liabilities" shall be determined using the actuarial methods and assumptions adopted by the Pension Plans in satisfying the funding obligations of Section 412 of the Internal Revenue Code;

           (j) There shall be instituted against the Borrower or any of its Subsidiaries any proceeding for which forfeiture of any property (including without limitation any intellectual property) is a potential penalty; or

           (k) A Change of Control shall occur; or

           (l) (i)   any material provision of any security agreement or
guaranty given in connection herewith shall for any reason cease to be valid and binding on or enforceable against the Borrower or Guarantor party thereto or any Borrower or Guarantor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; (ii) any such guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked; or (iii) any such security agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (subject to Permitted Liens and other Liens permitted hereunder); or

           (m) Any event or series of events occurs that creates or results in a material adverse effect on (i) the business, assets, operations, or financial or other condition of Borrower and its Subsidiaries, taken as a whole, (ii) Borrower's ability to pay any of the obligations to Lenders in accordance with the terms thereof, or (iii) the collateral or Lenders' security interests therein or the priority of such security interests, or
(iv) Lenders' rights and remedies under this Agreement and the other Loan Documents;

     THEN, (i) upon the occurrence of any Event of Default described in clause (g) above, the Commitments shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other amounts owing under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable; (ii) upon the occurrence of any other Event of Default, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) Agent may exercise any and all rights and remedies provided to Agent or the Lenders under the Loan Documents. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                                  ARTICLE VIII

                                    THE AGENT

     8.1   AUTHORIZATION AND ACTION.

           (a) Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; PROVIDED, HOWEVER, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

           (b) The provisions of this Article VIII are solely for the benefit of the Lenders and the Agent, and Borrower has no rights as a third party beneficiary of any of the provisions hereof.

     8.2 AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     8.3 IMPERIAL BANK AND AFFILIATES. With respect to its Commitment, the Loans made by it, and the Note issued to it, Imperial Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Imperial Bank in its individual capacity. Imperial Bank and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Imperial Bank were not the Agent, and without any duty to account therefor to the Lenders.

     8.4 NATURE OF DUTIES; LENDER CREDIT DECISION. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.1(c) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     8.5 INDEMNIFICATION. The Lenders agree to indemnify the Agent, ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement in its capacity as Agent, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     8.6 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent with the prior consent of the Borrower, which consent shall not be unreasonably withheld or delayed, PROVIDED that such consent of the Borrower shall not be required at any time an Event of Default or Potential Event of Default exists. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty
(30) days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article
VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 AMENDMENTS, ETC. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Sections 4.1, 4.2 and 4.3, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend any of the provisions in Sections 3.6 through 3.10, (g) amend this Section 9.1; or (h) release any material portion of any collateral covered by any security agreement given in connection herewith; and PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and PROVIDED, FURTHER, that no waiver or consent shall unless in writing and signed by the affected Lender, waive the rights of that Lender to receive any payment or compensation under any of Sections 3.6 through 3.10.

     9.2 NOTICES, ETC. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to any Lender or the Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective three (3) Business Days after deposit in the U.S. mail, postage prepaid, when sent by telex or sent by facsimile, or when delivered, respectively, except that notices and communications to the Agent pursuant to
Article II or VII shall not be effective until received by the Agent.

     9.3 RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of any Event of Default, each Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, for the ratable benefit of the Lenders, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender in its sole discretion may elect; PROVIDED that no such setoff, appropriation, or application shall be taken or made without the prior written consent of Agent or the Majority Lenders. The Borrower hereby grants to each Lender a security interest in all deposits and accounts maintained with that Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

     9.4 NO WAIVER; REMEDIES. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     9.5 COSTS AND EXPENSES. The Borrower agrees to pay on demand all costs and expenses of the Agent (including attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the preparation, amendment, modification, enforcement (including in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents.

     9.6   ADDITIONAL LENDERS; ASSIGNMENTS; PARTICIPATIONS.

           (a) None of the Loan Documents nor any rights thereunder may be assigned by Borrower without the prior written consent of all the Lenders, which consent may be granted or withheld in the Lenders' sole discretion. Any Lender may assign, from time to time, all or any portion of its pro rata share of the Commitments and its Notes to (i) an Affiliate of that Lender, without the prior written approval of Agent or Borrower, or (ii) subject at any time prior to the occurrence of an Event of Default to the prior written approval of the Borrower (which approval will not be unreasonably withheld or delayed), to any other financial institution acceptable to the Agent; PROVIDED that the parties to each such assignment shall execute and deliver to the Agent and Borrower an assignment agreement reasonably satisfactory to Agent. Upon (A) such execution and delivery and (B) except in the case of an assignment pursuant to clause (i) of the preceding sentence, payment of a fee in the amount of $3,500 to Agent to cover administrative costs, from and after the effective date of such assignment (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to Section 9.6(e)), and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, subject to its continuing obligations under Section 9.6(e). The Commitments hereunder shall be modified to reflect the Commitment of such assignee, and, if any such assignment occurs while any Notes are outstanding, new Notes shall, upon the surrender of the assigning Lender's Notes, be issued to such assignee and to the assigning Lender as necessary to reflect the new Commitments of the assigning Lender and of its assignee.

           (b) Each Lender may sell, negotiate or grant participations to other parties in all or part of the obligations of the Borrower outstanding under the Loan Documents, without notice to or the approval of the Agent or the Borrower; PROVIDED that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 9.6. No participant shall constitute a "Lender" under any Loan Document, and the Borrower shall continue to deal solely and directly with the Agent and the Lenders.

           (c) Each Lender may disclose to any proposed assignee or participant any information relating to the Borrower or any of its Subsidiaries; PROVIDED, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 9.6(e).

           (d) The grant of a participation interest shall be on such terms as the granting Lender determines are appropriate, provided only that (i) the holder of such a participation interest shall not have any of the rights of a Lender under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in
Article III, and (ii) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those that (A) increase the amount of the Commitments, (B) extend the term of the Commitments, (C) decrease the rate of interest or the amount of any fee or any other amount payable to the Lenders under the Loan Documents, (D) reduce the principal amount payable under the Loan Documents, or (E) extend the date fixed for the payment of principal or interest or any other amount payable under the Loan Documents.

           (e) Each Lender understands that some of the information and documents furnished to it pursuant to this Agreement may be confidential and each Lender agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Documents;
(ii) to such Lender's examiners and auditors or in accordance with such Lender's obligations under law or regulations or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others; (iii) to any corporate parent of any Lender so long as such parent agrees to accept such information or agreement subject to the restrictions provided in this Section 9.6(e); (iv) to any participant bank or trust company of any Lender so long as such participant shares the corporate parent with such Lender and agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this
Section 9.6(e); (v) to the Agent or to any other Lender and their respective counsel and other professional advisors and to its own counsel and professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 9.6(e); (vi) to proposed assignees and participants in accordance with
Section 9.6(c); and (vii) with the prior written consent of the Borrower.

     9.7 AUDITS OF COLLATERAL; FEES. The Agent, on behalf of the Lenders, shall have the right from time to time to audit Borrower's accounts receivable, inventory, or other collateral securing the obligations hereunder, provided that such audits will be conducted no more than two (2) times in any fiscal year unless an Event of Default has occurred and is continuing. Borrower agrees to reimburse the Agent, on demand, for customary and reasonable fees and costs incurred by the Agent for such audits, and for each appraisal of collateral and financial analysis and examination of Borrower performed from time to time by the Agent or their respective agents.

     9.8 EFFECTIVENESS; BINDING EFFECT; GOVERNING LAW. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and all the Lenders. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS AND RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO RULES OR LAWS ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDIT (1983 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UCP") AND, AS TO MATTERS NOT GOVERNED BY THE UCP, THE LAWS OF THE STATE OF CALIFORNIA.

     9.9 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Agent, each Lender, the Issuing Bank and the Borrower each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Agent, each Lender, the Issuing Bank and the Borrower further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     9.10 CONSENT TO JURISDICTION; VENUE; AGENT FOR SERVICE OF PROCESS. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the City and County of San Francisco in the State of California, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding is brought in accordance with this Section. The Borrower designates and appoints Borrower's Chief Financial Officer, from time to time, and such other Persons as may hereafter be selected by the Borrower irrevocably agreeing in writing to so serve as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to the Borrower at its address provided in the applicable signature page hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by the Borrower refuses to accept service, the Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or any Lender to bring proceedings against the Borrower in courts of any jurisdiction.

     9.11 ENTIRE AGREEMENT. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     9.12 SEPARABILITY OF PROVISIONS. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     9.13 OBLIGATIONS SEVERAL. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.

     9.14 SURVIVAL OF CERTAIN AGREEMENTS. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Sections 3.6, 3.7 and 9.5 and the agreements of the Lenders set forth in Sections 3.9, 8.2, 8.5 and 9.3 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

     9.15 WAIVERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDERS UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

     9.16  JUDICIAL REFERENCE.

           (a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Santa Clara County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of the Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP ss. 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP ss. 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents which cannot be resolved by the parties shall be submitted to the referee as provided herein. The Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

           (b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

           (c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provisions.

           (d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, ss. 1280 through ss. 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

           (e) EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.

             [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  NETWORK COMMERCE INC.,
                                  a Washington corporation


                                  By: /s/ Alan D. Koslow
                                     --------------------------------------
                                  Title: CFO
                                        -----------------------------------


                                  411 First Avenue South, Suite 200 North
                                  Seattle, WA 98104
                                  Telephone:  (206) 223-1996
                                  Facsimile:  (206) 223-2324
                                  Attention:  Alan Koslow

                                  THE AGENT:

                                  IMPERIAL BANK


                                  By: /s/ J.P. Michael
                                     --------------------------------------
                                  Title: First Vice President
                                        -----------------------------------

                                  Notice and Payment Address:
                                  226 Airport Parkway
                                  San Jose, CA  95110-1024
                                  Attention:  Corporate Banking Center

                                  with a copy of notices to:

                                  Imperial Bank
                                  5330 Carillon Point
                                  Kirkland, WA 98033
                                  Telephone:  (425) 576-2800
                                  Facsimile:  (425) 576-2810
                                  Attention:  J.P. Michael and Rory James

                                  THE LENDERS:

                                  IMPERIAL BANK


                                  By: /s/ J.P. Michael
                                     --------------------------------------
                                  Title: First Vice President
                                        -----------------------------------

                                  Notice and Payment Address:
                                  226 Airport Parkway
                                  San Jose, CA  95110-1024
                                  Attention:  Corporate Banking Center

                                  with a copy of notices to:

                                  Imperial Bank
                                  5330 Carillon Point
                                  Kirkland, WA 98033
                                  Telephone:  (425) 576-2800
                                  Facsimile:  (425) 576-2810
                                  Attention:  J.P. Michael and Rory James

                                    EXHIBIT A
                              NETWORK COMMERCE INC.

                                    TERM NOTE

$15,000,000                                                San Jose, California
                                                                   May 19, 2000

     FOR VALUE RECEIVED, Network Commerce Inc., a Washington corporation (the "Borrower"), promises to pay to the order of Imperial Bank (the "Lender") the principal amount of Fifteen Million Dollars ($15,000,000), or, if less, the aggregate amount of Term Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement referred to below in installments, as follows: (i) the aggregate amount of Term Loans outstanding on the First Term Date (as defined in the Credit Agreement referred to below) in thirty (30) equal monthly installments on the last day of each month, commencing on the first of such days to occur after the First Term Date, and continuing on the same day of each month thereafter until paid, and (ii) the aggregate amount of Term Loans made after the First Term Date and outstanding on the Second Term Date (as defined in the Credit Agreement referred to below) in thirty (30) equal monthly installments on the last day of each month, commencing on the first of such days to occur after the Second Term Date, and continuing on the same day of each month thereafter until paid, and (iii) the aggregate amount of Term Loans made after the Second Term Date and outstanding on the Third Term Date (as defined in the Credit Agreement referred to below) in thirty (30) equal monthly installments on the last day of each month, commencing on the first of such days to occur after the Third Term Date, and continuing on the same day of each month thereafter until paid, and (iv) the aggregate amount of Term Loans made after the Third Term Date and outstanding on the Term Commitment Termination Date (as defined in the Credit Agreement referred to below) in thirty (30) equal monthly installments on the last day of each month, commencing on the first of such days to occur after the Term Commitment Termination Date, and ending on the Maturity Date. All unpaid amounts of principal and interest shall be due and payable in full on the Maturity Date.

     The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement. Notwithstanding any other limitations contained in this Note, Lender does not intend to charge and the Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Borrower or credited against principal.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent described in the Credit Agreement. Until notified of the transfer of this Note, the Borrower shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. Each of the Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

     This Note is referred to in, and is entitled to the benefits of, the Credit Agreement dated as of May 19, 2000 (the "Credit Agreement") among the Borrower, the financial institutions named therein and Imperial Bank as Agent. The Credit Agreement, among other things (i) provides for the making of advances (the "Loans") by the Lender to the Borrower on the date hereof in an aggregate amount not to exceed at any time outstanding the U.S. dollar amounts stated therein, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     This Note shall be governed by, and construed in accordance with, the laws of the state of California without giving effect to its choice of law doctrine.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                      Network Commerce Inc.


                                      By: ________________________________

                                      Title: _____________________________

                                    EXHIBIT B

                          [FORM OF NOTICE OF TERM LOAN]
                               NOTICE OF TERM LOAN

     Pursuant to that certain Credit Agreement, dated as of May 19, 2000 as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "AGREEMENT"; the terms defined therein and not otherwise defined herein being used herein as therein defined), among Network Commerce Inc., a Washington corporation (the "BORROWER"), the financial institutions named on the signature pages thereof (each a "LENDER" and collectively the "LENDERS"), and Imperial Bank, as Agent for the Lenders (the "AGENT"), this represents the Borrower's request to borrow on _____________, _____ from Lenders, in accordance with their respective pro rata share of the Term Commitment, $________ in Term Loans as Prime Rate Loans.

     The undersigned officers, to the best of their knowledge, and Borrower certify that:

     (i) The representations and warranties contained in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof;

     (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

     (iii) All Loan Documents are in full force and effect; and

     (iv) There is no pending or threatened action or proceeding against or affecting Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of Borrower, or on the ability of Borrower to perform, or of any of the Lenders to enforce, the obligations of any of Borrower under the Agreement or the other Loan Documents.


Dated:______________________           Network Commerce Inc.


                                       By: _______________________________

                                       Title: ____________________________

                                    EXHIBIT C

                        [FORM OF COMPLIANCE CERTIFICATE]
                             COMPLIANCE CERTIFICATE

     1. This Compliance Certificate ("Compliance Certificate") is executed and delivered by Network Commerce Inc., a Washington corporation (the "Borrower") to Imperial Bank (the "Agent") pursuant to Section 6.1(a)(iv)(B) of the Credit Agreement dated as of May 19, 2000 among the Borrower, the financial institutions named therein and the Agent. Any terms used herein and not defined herein shall have the meanings defined in the Credit Agreement. This Compliance Certificate covers the Borrower's:

        Calendar month ended _________, ____
        Fiscal quarter ended _________, ____
        Fiscal year ended ________, ____

     2. The following paragraphs set forth calculations in compliance with obligations pursuant to Section 6.2(a), (b), (c), and (d) of the Credit Agreement, as of the end of the fiscal period set forth in paragraph 1 hereof.

        A.  ADJUSTED QUICK RATIO (SEC. 6.2(a)):

            (a)  Consolidated Quick Assets              $ ___________

            (b)  Consolidated Current Liabilities       $ ___________

            Ratio (a) : (b)                               ___________

            Minimum Permitted Ratio                       1.75 to 1.0

        B.  CONSOLIDATED TANGIBLE NET WORTH (SEC. 6.2(b)):

            Minimum required Consolidated Tangible Net Worth:
            $50,000,000

            Actual Consolidated Tangible Net Worth:     $ ___________

     3. The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the fiscal period covered by this Compliance Certificate. The undersigned does not (either as a result of such review or otherwise) have any knowledge of the existence as of the date of this Compliance Certificate of any condition or event that constitutes an Event of Default or a Potential Event of Default, with the exception set forth below in response to which the Borrower is taking or proposes to take the following actions (if none, so state):

______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

     4. The undersigned hereby certifies that the representations and warranties contained in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate specifically to any earlier date, in which case such representations and warranties shall continue to have been correct as of such date).

     5. This Compliance Certificate is executed on _______________, ____ by the Chief Executive Officer, Chief Financial Officer, or Controller of the Borrower. The undersigned hereby certifies that each and every matter contained herein is derived from the Borrower's books and records and is, to the best knowledge of the undersigned, true and correct.

                                       NETWORK COMMERCE INC.,
                                       a Washington corporation


                                       By: _______________________________

                                       Title: ____________________________

                                    EXHIBIT D

                     [FORM OF ELIGIBLE ACCOUNTS CERTIFICATE]
                          ELIGIBLE ACCOUNTS CERTIFICATE

     1. This Eligible Accounts Certificate ("Eligible Accounts Certificate") is executed and delivered by Network Commerce Inc., a Washington corporation (the "Borrower") to Imperial Bank (the "Agent") pursuant to Section 6.1(a) of the Credit Agreement dated as of May 19, 2000 among the Borrower, the financial institutions named therein and the Agent. Any terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

     2. The following paragraph sets forth the calculation of the Eligible Accounts as of _____________, ____.

ACCOUNTS RECEIVABLE
     1.  Accounts Receivable Book Value as of ___                                            $_________
     2.  Additions (please explain on reverse)                                               $_______
     3.  TOTAL ACCOUNTS RECEIVABLE                                                           $_______

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
     4.  Amounts over 90 days due                                         $_________
     5.  Balance of 25% over 90 day accounts                              $_________
     6.  Concentration Limits                                             $_________
     7.  Foreign Accounts                                                 $_________
     8.  Governmental Accounts                                            $_________
     9.  Contra Accounts                                                  $_________
     10. Demo Accounts                                                    $_________
     11. Intercompany/Employee Accounts                                   $_________
     12. Consumer/Other (please explain on reverse)                       $_________
     13. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                                $_______
     14. Eligible Accounts (#3 minus #13)                                                    $_______

     3. This Eligible Accounts Certificate is executed on _______________, ____ by the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of the Borrower. The undersigned hereby certifies that each and every matter contained herein is derived from the Borrower's books and records and is, to the best knowledge of the undersigned, true and correct.

                                       NETWORK COMMERCE INC.,
                                       a Washington corporation


                                       By: ________________________________

                                       Title: _____________________________

                                    EXHIBIT E

                                [FORM OF WARRANT]


                                      E-1